Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 333-223069) pertaining to the Citrix Systems, Inc. Amended and Restated 2014 Equity Incentive Plan (As Amended) of our reports dated February 14, 2020, with respect to the consolidated financial statements and schedule of Citrix Systems, Inc., and the effectiveness of internal control over financial reporting of Citrix Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boca Raton, Florida

February 14, 2020